                                                                     EXHIBIT 2.2

                         PRIVATE PLACEMENT MEMORANDUM


                _______________________________________________



                                   APPENDIX B

                            Stock Purchase Agreement



                                   APPENDIX C

                             Subscription Documents



                _______________________________________________




                                                                AstroPower, Inc.
                                                               September 9, 1996

                                   Appendix B



                            STOCK PURCHASE AGREEMENT

                                AstroPower, Inc.

             666,667 Shares of Series B Convertible Preferred Stock



                               September 9, 1996



Dear Sir or Madam:

     The undersigned, ASTROPOWER, INC., a Delaware Corporation (hereinafter called the "Company"), hereby agrees with you as follows:

1.   Purchase of Sale of Shares.  Subject to the terms and conditions hereof,
     ---------------------------
the Company shall issue and shall sell to you, and you shall purchase from the Company, the number of the shares of Series B Convertible Preferred Stock, par value $.01 ("the Shares") of the Company set forth opposite your name on
Schedule 1. The terms of the Shares are set forth in the Confidential Private Placement Memorandum ("Memorandum") dated September 9, 1996. The Company is entering into other Stock Purchase Agreements ("Other Stock Agreements") substantially similar to this Agreement (except as to the name and address of the Purchaser) with other purchasers ("Other Purchasers"), such purchasers together with you being herein sometimes called the "Purchasers", providing for the sale to each of the Other Purchasers of Shares of the Company. This Agreement and the Other Stock Agreements provide for the sale to the Purchasers of an aggregate of 666,667 Shares of the Company, at a price of $6.00 per share. The Shares to be sold to you are sometimes referred to herein as the "Shares", the aggregate amount of Shares being sold to the Purchaser are sometimes referred to herein as the "Company Shares". The sales of Company Shares and sales to each of the Other Purchasers are to be separate sales.

2.   Closings.
     ---------

     2.1 All closing of sales contemplated hereby shall take place at the offices of the Company, Solar Park, Newark, Delaware 19716-2000. Shares shall be delivered by the Company to the respective Purchasers against execution of this Agreement, a Subscription Agreement and payment of the purchase price. Such sales shall take place at such times and dates as may be agreed upon by the Company and the respective purchasers. In no event shall any such sale take place after March 9, 1997 unless such date is extended by the Company as set forth in the Memorandum.

     2.2 Notwithstanding anything herein to the contrary, no Purchaser shall be entitled to any rights as a shareholder of the Company until he has received Shares for the amount purchased by him hereunder.

3.   Representations and Warranties by the Company.  The Company represents and
     ----------------------------------------------
warrants that:

     3.1  Incorporation and Qualification.  The Company has been duly
          --------------------------------
incorporated and is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation and the Company is duly authorized and empowered to own its properties and to transact its business in the jurisdictions where their business is conducted, all as more fully described in the Memorandum, receipt of a copy of which is hereby acknowledged by you.

     3.2  Business and Title to Properties.  The properties and assets of the
          ---------------------------------
Company are subject to no liens, mortgages, pledges, encumbrances or charges of any kind other than liens, charges or encumbrances incidental to the conduct of its business or the ownership of its properties and assets, which were not incurred in connection with the borrowing of money or the obtaining of advances of credit and in the aggregate do not materially detract from the value of such properties and assets or materially impair the use thereof in the operation of its business.

     3.3  Capital Stock.  At June 30, 1996, the authorized capital stock of the
          --------------
Company consists of 20,000,000 shares of Common Stock par value $.01 per share of which 4,933,049 are issued and outstanding and 775,000 shares of Series A Preferred Stock, par value $.01 per share of which 1,746,168 are issued and outstanding and 1,000,000 shares of Series B Preferred Stock, par value $.01 per share of which 341,000 are issued and outstanding. The Shares will have full voting rights. Shares to be issued hereunder will be validly issued, fully paid and non-assessable. Shares do not have pre-emptive rights.

     3.4  Tax Returns.  Other than as set forth on the Company's financial
          ------------
statements included in the Memorandum the Company has filed all tax returns which are required to be filed by it and has paid or established adequate reserves for the payment of all taxes shown to be due and payable on said returns or on any assessment received by it, to the extent that such taxes and assessments have become due and payable on said returns or on an assessment received by it.

     3.5  Compliance with Other Instruments.  Other than as disclosed in the
          ----------------------------------
Memorandum (See "Management's Discussion and Analysis of Results of Operations - Liquidity and Capital Resources") the Company is not: in violation of its Certificate of Incorporation or By-Laws, or any applicable law; in default under any mortgage, lease, indenture, contract, agreement or instrument; in default with respect to any order, writ, injunction or decree of any court; in default in any material respect under any order, license, franchise, regulation or demand of any Federal, State, municipal or other governmental agency.

     3.6  No Materially Adverse Contracts or Occurrences.  The Company is not
          -----------------------------------------------
obligated under any contract or agreement or, to the best of the Company's knowledge, subject to any charter or other corporate restriction which materially and adversely affect its business, properties, or assets, other than such agreements as are referred to in the Memorandum, and, to the best of the Company's knowledge, neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance with the terms and provisions hereof, will conflict with, or result in a breach of, the terms, conditions or provisions, of, or constitute a default under, the

Certificate of Incorporation or By-Laws of the Company or of any agreement of instrument to which the Company is now a party or any restriction to which it is subject.

     3.7  Litigation.  There are no actions, suits or proceedings pending, or,
          -----------
to the knowledge of the Company, threatened, against or affecting the Company or the properties of the Company in any court or by any governmental body not covered by insurance or which would materially affect the Company.

     3.8  Government Consent, Etc.  No consent, approval, order of authorization
          ------------------------
of or registration, qualification, designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the execution and delivery of the Shares to be purchased by you hereunder or the carrying out of any other transaction contemplated hereby.

     3.9  Offering of the Shares.  Neither the Company nor anyone acting on its
          -----------------------
behalf has directly or indirectly offered any of the Company's Shares (or any other security convertible into any such shares) or any similar security of the Company for sale to, or solicited an offer to buy the same from, anyone other than (a) you, (b) the Other Purchasers, and (c) other investors, each of whom is fully familiar with the assets, liabilities, financial condition, business, operations, affairs and prospects of the Company, and is, to the best of the Company's knowledge and belief, a sophisticated and experienced investor. All of the Purchasers have represented to the Company in writing that they have acquired or are acquiring the Shares of their own account for investment, with no present intention of public resale or public distribution, and that the same will not be resold or distributed by them in violation of the Securities Act of 1933 as the time in effect.

     3.10 Disclosure.  Neither this Agreement, the Memorandum nor any other
          -----------
documents, certificates or written statements furnished to you by or on behalf of the Company in connection herewith contain any material misstatement of a fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. The Company know of no information or fact which materially adversely affects the business, operations, affairs, prospects or condition of the Company or any of its properties or assets which has not been set forth in this Agreement or the Memorandum. Any projection to be furnished to Purchaser pursuant to this Agreement or the Memorandum was or will be prepared with due care based on reasonable assumptions and represent or will represent the Company's best estimate of future results based on information available as of the date of the projections. No projection referred to in the preceding sentence shall be deemed to be misleading unless it is shown that any such projection was made without a reasonable basis or was disclosed other than in good faith.

     3.11 Corporate Action.  This Agreement has been duly authorized by the
          -----------------
Company and duly executed and delivered by the authorized officers of the Company and constitutes the legal, valid and binding obligations of the Company.

     3.12 Except in the Financial Statements or as otherwise noted, all information in the Memorandum reflects a proposed amendment to the Company's Certificate of Incorporation increasing the authorized number of Shares of Series B Preferred Stock to 1,500,000 Shares and amending the existing provisions of the presently issued and outstanding Shares of Series A Preferred Stock and Series B Preferred Stock so as to conform to the provisions described therein and herein. Such proposed amendment will not be filed, however, unless 166,666 Shares ($1,000,000) are sold. See
"Risk Factors" in the Memorandum.

4.   Purchase for Investment.  You represent that you are purchasing the Shares
     -----------------------
for your own account, that the same is being purchased for investment, with no present intention of public resale or public distribution; that the Shares will not be resold or distributed by you in violation of the Securities Act of 1933 as at the time in effect, and you will deliver at execution of this Agreement an investment letter signed by you to such effect in the form annexed hereto as
Schedule 2. You further agree that the Company shall have the right to place a legend on the Shares to be issued and sold to you hereunder, such legend to be substantially in the form set forth in said Schedule 2.

5.   Conditions To Purchasers Obligations.
     -------------------------------------

     5.1 All corporate and other proceedings to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in substance and form to you, and you shall have received all such counterpart originals or certified or other copies of such documents as you may reasonably request.

     5.2  Opinion of the Company Counsel.  You shall have received an opinion
          -------------------------------
dated the Closing Date of counsel for the Company, in form and substance satisfactory to you, to the effect (i) set forth in Section 3.1, and to the knowledge of such counsel, Sections 3.5, 3.6, 3.7, 3.8, (ii) that this Agreement and the Shares of Series B Preferred Stock have been duly authorized, executed and delivered by the Company and are legal, valid and binding obligations of the Company in accordance with their respective terms except to the extent limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors' rights, (iii) that the shares of Series B Preferred Stock have been validly authorized and reserved for such purpose and, if and when they are delivered in accordance with this Agreement and Appendix G to the Memorandum will have been validly issued and fully paid and will be non-assessable and (iv) that the offer, issue and delivery of the Shares each constitutes an exempt transaction under the Securities Act of 1933, as amended, and the registration thereunder of the Shares is not required.

6.   Registration Rights and Other Rights.
     -------------------------------------

     (a)  Registration Rights.  The Registration Rights granted to the holders
          --------------------
of Series A Preferred Stock pursuant to "Section 11. Registration Rights" of the Series A Stock Purchase Agreement dated September 20, 1989 among the Company, Astrosystems, Essex, Barnett, and the Purchasers listed on Exhibit A thereto, a copy of which is annexed hereto as Exhibit 1, are incorporated herein by reference and granted to the Purchasers hereunder except that for the purpose of this agreement the date of December 31, 1992 referred to in the first sentence of "Section 11.3 Proposed Registration" therein shall be December 31, 1997.

     (b)  Other Rights.  The rights granted and provisions contained in the
          -------------
Shareholders Agreement dated September 20, 1989 among the Company, Astrosystems, Essex, Barnett and the Series A Preferred Stock Purchasers who are signatories thereto, a copy of which is annexed hereto as Exhibit 2, are incorporated herein by reference and each Purchaser hereunder shall become a party to such Agreement.

7.   Affirmative Covenants.  The Company convenants and agrees as follows:
     ----------------------

     7.1 Use of Proceeds. The proceeds of the sale of the Shares will be used for working capital and equipment construction and acquisition, as set forth in the Memorandum.

     7.2  Financial Information.  So long as you shall hold any of the Shares,
          ---------------------
the Company will deliver to you:

     (a) as soon as practicable, and in any event within 120 days after the close of each fiscal year of the Company, (i) a consolidated balance sheet of the Company and its subsidiaries as of the end of such fiscal year and (ii) consolidated statements of income, cash flows and common stock and shareholders' equity of the Company and its subsidiaries for such fiscal year, in each case setting forth in comparative form the corresponding figures for the preceding fiscal year and to be in reasonable detail and audited by an independent public accountant selected by the Company.

     (b) as soon as practicable, and in any event within 45 days after the close of each of the first three fiscal quarters of the Company, during such fiscal year, (i) a consolidated balance sheet of the Company and its subsidiaries as of the end of such fiscal quarter and (ii) consolidated statements of income and cash flows of the Company and its subsidiaries for the portion of the fiscal year ended with the end of such quarter, in each case setting forth in comparative form the corresponding figures for the comparable period of the preceding fiscal year (subject to normal year-end adjustment), all of which quarterly financial statements shall be unaudited.

8.   Expenses.  Whether or not the transactions contemplated hereby shall be
     --------
consummated, the Company will pay, and will indemnify and hold you harmless against (a) all costs and expenses of the preparation of this Agreement and other agreements and documents prepared in connection with the Shares purchased by you hereunder, and (b) all documentary stamp taxes (including any interest or penalties in respect thereof) payable on the issue or sale of the Shares purchased by you hereunder. The Company represents and warrants to you that the negotiations relative to this Agreement and the transactions contemplated hereby have been carried on with you by the Company through its Officers and Directors. The Company will pay and will indemnify and hold you harmless against any loss, cost, damage or expense incurred by you as a result of the breach of the aforesaid representation and warranty.

9.   Notices.  All notices and other communications hereunder shall be in
     -------
writing and shall be mailed by registered or certified first class mail, postage prepaid, addressed (a) if to you, in the manner in which this Agreement is addressed or at such other address as you shall have furnished to the Company in writing, or (b) if to the Company, at Solar Park, Newark, Delaware 19716-2000 marked for the attention of the President, or at such other address as the Company shall have furnished to you in writing.

10.  Parties in Interest.  All convenants and agreements contained in this
     -------------------
Agreement by or on behalf of either of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

11.  Law Governing.  This Agreement shall be construed in accordance with and
     -------------
governed by the laws of the State of Delaware.

12.  Modification.  The terms and provisions of this Agreement may not be
     ------------
modified or amended except in writing.

13.  Counterparts.  This Agreement may be executed in two or more counterparts,
     ------------
each of which shall be deemed original, but all of which together shall constitute one and the same instrument.

If you are in agreement with the foregoing, please sign in the appropriate place on the enclosed counterpart of this letter and return such counterpart to the undersigned, whereupon this letter shall become a binding agreement between you and the undersigned.

                                             Very truly yours,

                                             ASTROPOWER, INC.


                                             By ___________________________


THE FOREGOING AGREEMENT IS
HEREBY ACCEPTED AS OF THE
DATE FIRST ABOVE WRITTEN:


______________________________
Purchaser

                                   SCHEDULE 1
                                   ----------

                     TO AGREEMENT FOR PURCHASE OF SHARES OF
                      SERIES B CONVERTIBLE PREFERRED STOCK
                            PAR VALUE $.01 PER SHARE



                                       AMOUNTS OF
                                       SHARES TO BE      AGGREGATE
     PURCHASER            ADDRESS      PURCHASED         AMOUNT
     ---------            -------      ------------      ---------

SCHEDULE 2


                                     Date:



AstroPower, Inc.
Solar Park
Newark, Delaware 19716-2000

Gentlemen:

     In connection with my purchase of shares of Series B Convertible Preferred Stock, par value $.01 per share (the "Shares") of AstroPower, Inc. (the "Company"), I hereby represent that:

     1. I am acquiring them for my own account for investment and without any view to distribution or resale of such Shares.

     2. I do not presently have any reason to anticipate any change in my circumstances which would cause me to sell such Shares and my present financial situation is such that I do not foresee the necessity of disposing of such Shares in the foreseeable future.

     3. I am aware the in issuing the Shares to me the Company is issuing securities which have not been registered with the Securities and Exchange Commission under the Securities Act of 1933 (the "Act"), as amended, pursuant to an exemption under said Act, which exemption is based in part in reliance on the truth and accuracy of my investment representation contained herein.

     4. I accept the condition that before any transfer in connection with resale of the Shares which are the subject matter of this purchase, written approval must first be obtained from counsel for the Company.

     5. I understand further that stop transfer instructions will be issued with respect to the Shares and any shares of Common Stock into which the Shares are convertible and that any such securities to be issued to me will bear a legend substantially in the form as set forth below:

"The securities represented by this certificate have not been registered under the Securities Act of 1933. These securities have been acquired for investment and may not be offered, sold, transferred, pledged or hypothecated in the absence of an effective registration statement for the securities under the Securities Act of 1933 or an opinion of counsel for the Company and/or the submission to the Company that such registration is not required under the Act pursuant to an available exemption. Furthermore, no offer, sale, transfer, pledge or hypothecation is to take place without the prior written approval of counsel for the Company being affixed to this certificate. The transfer agent has been ordered to effectuate transfers of this certificate only in accordance with the above instructions."

                                               Very truly yours,